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                                                              EX. 99.17


                                      RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                         ELSINORE AEROSPACE SERVICES, INC.
                              a California corporation

                                                                         [STAMP]

     DAVID A. BANMILLER and BARBARA CLARK certify that:

     1. They are the duly elected and acting chairman of the board and secretary, respectively, of said corporation.

     2. The articles of incorporation of this corporation are amended and restated to read as follows:

     ONE:      The name of this corporation is Elsinore Aerospace Services, Inc.

     TWO:      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE:    This corporation is authorized to issue one class of shares of stock; the total number of said shares is one thousand (1,000). Upon the effective date hereof, each outstanding share of Class A stock and Class B stock is converted into or reconstituted as 1/300 of a share of common stock.

     FOUR:     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     FIVE:     This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.

     3. The foregoing restated articles of incorporation have been approved by the Board of Directors of said corporation.

     4. The foregoing restated articles of incorporation were approved by the required vote of the shareholders of said corporation in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of Class A stock of the corporation is 150,000 and the total number of outstanding shares of Class B stock of the corporation is 150,000. The number of Class A shares and Class B shares voting in favor of the restatement of the articles of incorporation was 150,000 of the Class A shares and 150,000 of the Class B shares, which equaled or exceeded the vote required.

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     I further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:  June 6, 1990


                                             /s/ David A. Banmiller
                                             -----------------------------------
                                             DAVID A. BANMILLER, Chairman


                                             /s/ Barbara Clark
                                             -----------------------------------
                                             BARBARA CLARK, Secretary


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